Exhibit 99.5

CONFIDENTIAL

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is made as of 2 February 2019, by and between The9 Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Jupiter Explorer Limited, a company incorporated in the British Virgin Islands (the “Purchaser”). The Company and the Purchaser are referred to herein as the “Parties”.

RECITALS

WHEREAS, the Company and Ark Pacific Special Opportunities Fund I, L.P., an exempted limited partnership organized under the laws of Cayman Islands acting by its general partner, Ark Pacific Investment Management Limited (the “Assignor”) entered into certain share purchase agreement (the “SPA”), dated as of June 7, 2017 and as amended from time to time, pursuant to which at the Pre-Closing, which occurred on June 8, 2017, the Company issued 12,500,000 ordinary shares (the “Subject Shares”) to the Assignor.

WHEREAS, the Company, the Assignor and the Purchaser entered into certain share purchase, variation, assignment and assumption agreement (the “Assignment Agreement”), dated as of February 28, 2018, pursuant to which the Assignor sold, and the Purchaser purchased, all of the Subject Shares, and the Assignor assigned and transferred, and the Purchaser assumed, all of the Assignor’s rights and obligations, title and interest in, to and under the SPA.

WHEREAS, pursuant to Section 8.01(a) of the SPA, the SPA may be terminated upon written agreement of the Parties; and

WHEREAS, the Parties desire to terminate the SPA.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

1. Definitions. Capitalized terms used but not defined herein will have the meaning given to such terms in the SPA.

2. Termination of SPA. Pursuant to Section 8.0l(a) of the SPA, the Company and the Purchaser hereby agree to terminate, without liability to either Party, the SPA, effective as of the date hereof. The Company and the Purchaser agree that any rights and obligations that the Company or the Purchaser may have under the SPA shall terminate in their entirety effective upon the termination of the SPA, and neither Party or any of its Affiliates shall have any liability to the other Party in connection with the SPA or the termination thereof.

3. Subject Shares. In consideration of the termination of SPA, the Parties acknowledge that the Purchaser has not paid any Investment Amount as of the date hereof, and the Purchaser hereby surrenders the Subject Shares, which are issued but unpaid as to share premium, for nil price.

4. Release. Each party (“Releasing Party”) hereby releases and discharges the other from all rights, obligations, liability and claims under or in connection with the SPA, whether arising before, on or after the date of this Termination Agreement, in each case whether known or unknown to the Releasing Party.

5. Further Assurances. Each Party agrees to execute and deliver such further agreements, instruments and documents and to take such further actions as the other Party may reasonably request to further evidence, confirm and effect the termination of the SPA and any transactions contemplated herein, including but not limited to the repurchase or redemption of Subject Shares.

6. Assignment. No Party may assign its rights, duties or obligations under this Termination Agreement to any person or entity without first obtaining the prior written consent of the other Party. This Termination Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7. Governing Law and Jurisdiction. The provisions of Sections 9.01 (Governing Law) and 9.02 (Arbitration) of the SPA shall be deemed to be incorporated in this Termination Agreement as if references in those sections to “this Agreement” were references to “this Termination Agreement”.

8. Headings; Interpretation. The headings contained in this Termination Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Termination Agreement.

9. Counterparts. This Termination Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Termination Agreement.

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IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to execute and deliver this Termination Agreement as of the date first written above.

The9 Limited

By:	/s/ George Lai
Name: George Lai
Title: CFO

Jupiter Explorer Limited

By:	/s/ Ka Lok Wong
Name: Ka Lok Wong
Title: Director

[Signature Page to Termination Agreement]